                                                                      Exibit 8.1


INTERNAL REVENUE SERVICE                               DEPARTMENT OF THE TREASURY
Index Numbers:  0355.01-00                             Washington, DC  20224

Edward J. Schwartz                                     Contact Person:
Vice-President                                         Richard K. Passales
Pittway Corporation                                    Telephone Number:
Suite 700                                              (202) 622-7530
200 South Wacker Drive                                 In Reference to:
Chicago, IL  60601                                     CC:DOM:CORP:4 PLR-100819-98
                                                       Date:  May 8, 1998


Distributing                                =          Pittway Corporation
                                                       a Delaware corporation
                                                       EIN:  13-5616408

Controlled                                  =          Penton Publishing, Inc.
                                                       a Delaware corporation
                                                       EIN:  36-2875386

Acquiror                                    =          D-M Acquisition Corp.
                                                       an Illinois corporation
                                                       EIN:  to be applied for

Target                                      =          Donohue Meehan Publishing
                                                       Company
                                                       an Illinois corporation
                                                       EIN:  36-3487869

Business A                                  =          the manufacture and wholesale
                                                       distribution of commercial
                                                       smoke detectors and burglar
                                                       alarm equipment

Business B                                  =          the publication of controlled
                                                       circulation trade magazines,
                                                       production of trade shows and
                                                       conferences, and direct mail
                                                       marketing

a                                           =          7,000,000
-
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Dear Mr. Schwartz:

        We respond to your letter dated January 7, 1998 requesting rulings on certain federal income tax consequences of a proposed transaction.





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PLR-100819-98


                                    SUMMARY OF FACTS

        Publicly traded Distributing is the parent of a consolidated group that has outstanding common stock and Class A Stock (together, the "Distributing
Stock"). Distributing conducts Business A and wholly owns Controlled, which conducts Business B. Controlled wholly owns several subsidiaries including
Acquiror.

        The taxpayer has submitted financial information indicating that Business A and Business B each has had gross receipts and operating expenses representing the active conduct of a trade or business for each of the past five years.

        Controlled wishes to acquire Target but the Target shareholders will consent to the acquisition only if Controlled is separated from Distributing.
Accordingly, Distributing has proposed the following transaction:

        (i)   Distributing   will   distribute  the  Controlled   stock  to  the
Distributing shareholders pro rata (the "Distribution").

        (ii) Acquiror will acquire Target for Controlled stock and a of cash in a transaction the taxpayer represents will quality as a reorganization under ss.
368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code (the "Acquisition").

                              DISTRIBUTION REPRESENTATIONS

        The taxpayer makes the following representations concerning the
Distribution:

        (a) No part of the consideration distributed by Distributing in the Distribution will be received by a Distributing shareholder as a creditor, employee, or in any capacity other than that of a Distributing shareholder.

        (b) The five years of financial information submitted on behalf of Business A and Business B represents, in each case, its present operations, and with regard to each corporation, there have been no substantial operational changes since the date of the last financial statements submitted.

        (c) Following the Distribution, Distributing and Controlled each will continue the active conduct of its business, independently and with its separate employees.

        (d) The Distribution is being carried out to facilitate the Acquisition.
The Distribution is motivated, in whole or substantial part, by this corporate business purpose.

        (e) There is no plan or intention by any shareholder who owns 5 percent or more of Distributing, and Distributing management, to its best knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder of



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Page 3
PLR-100819-98


Distributing to sell, exchange, transfer by gift, or otherwise dispose of any stock in Distributing or Controlled after the transaction.

        (f) There is no plan or intention by either Distributing or Controlled, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Distribution, other than through stock purchases meeting the requirements of ss. 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696.

        (g) There is no plan or intention to liquidate either Distributing or Controlled, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation after the Distribution, except in the ordinary course of business.

        (h) No intercorporate debt will exist between Distributing and Controlled at the time of, or after, the Distribution.

        (i) Payments made in any continuing transactions between Distributing and Controlled will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

        (j) Immediately before the Distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations (SEE ss. 1.1502-13 and ss. 1.1502-14 as in effect before the publication of T.D. 8597, 1995-2 C.B. 147, and as currently in effect; ss. 1.1502-13 as published by T.D. 8597). Any excess loss account
Distributing may have in the Controlled stock will be included in income immediately before the Distribution to the extent required by the applicable regulations.

                                  DISTRIBUTION RULINGS

        Based solely on the information submitted and the representations set forth above, we rule as follows on the Distribution:

        (1) No gain or loss will be recognized by Distributing on the Distribution (ss. 355(c)).

        (2) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) the Distributing shareholders on their receipt of Controlled stock in the Distribution (ss. 355(a)(1)).

        (3) The aggregate basis of the controlled stock and the Distributing stock in the hands of each Distributing shareholder after the Distribution will equal the shareholder's basis in the Distributing stock immediately before the Distribution, allocated between the Controlled stock and Distributing stock in proportion to the fair market value of each in accordance with ss. 1.358-2(a)(2)
(ss. 358(a) and (b)(2)).





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Page 4
PLR-100819-98

        (4) The holding period of the Controlled stock received by each Distributing shareholder will include the holding period of the Distributing stock on which the Distribution is made, provided the stock is held as a capital asset on the date of the Distribution (ss. 1223(1)).

        (5) As provided in ss. 312(h), proper allocation of earnings and profits between Distributing and Controlled will be made under ss. 1.312-10(b).

                                         CAVEATS

        We express no opinion on the tax effects of the transactions under any other provision of the Code or regulations, or the tax effects of any conditions existing at the time of, or effects resulting from, the transactions that are not specifically covered by the above rulings. In particular, no opinion is expressed regarding whether the Acquisition will qualify as a reorganization under ss. 368(a)(1)(A) and (a)(2)(D).

        This ruling is directed only to the taxpayer who requested it. Section
6110(j)(3) provides that it may not be used or cited as precedent.

        Each taxpayer involved in this transaction should attach a copy of this ruling letter to the taxpayer's federal income tax return for the taxable year in which the transactions covered by this letter are consummated.

        In accordance with the power of attorney on file in this office, a copy of this letter is being sent to your authorized representative.

                                Sincerely yours,

                                Assistant Chief Counsel
                                (Corporate)




                                By:    /s/ Wayne T. Murray
                                   -----------------------------
                                   Wayne T. Murray
                                   Senior Technician/Reviewer
                                   Branch 4